United States securities and exchange commission logo





                      March 20, 2023

       Daniel L. Olivier
       Chief Financial Officer
       Yellow Corporation
       501 Commerce Street
       Suite 1120
       Nashville, TN 37203

                                                        Re: Yellow Corporation
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 9,
2023
                                                            File No. 000-12255

       Dear Daniel L. Olivier:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation